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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 & 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number 000-21551
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                           Ocurest Laboratories, Inc.
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             (Exact name of registrant as specified in its charter)



           4 Via Lucindia North, Stuart, Florida 34996. 561-287-8786
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  (Address, including zip code, and telephone number, including area code, of registrant's principle executive offices)


Units ( Each unit consists of one share of Common Stock, Par Value $.008, and
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             one Class A  Redeemable Common Stock Purchase Warrant)
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           (Titles of each class of securities covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

              Rule 12g-4(a)(1)(i)  [X]   Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii)  [ ]
             Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6  [ ]
              Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:

                                      125
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Ocurest Laboratories, Inc. has caused this certification/notice to be signed on its behalf by undersigned duly authorized person.



     DATE:  3/31/98                        BY:   /s/ Larry M. Reid
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